UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 13, 2007

QUOTEMEDIA, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-28599

Nevada

(State or other jurisdiction of incorporation or organization)

91-2008633

(IRS Employer Identification Number)

17100 East Shea Blvd.

Suite 230

Fountain Hills, AZ

(Address of principal executive offices)

85268

(Zip Code)

(480) 905-7311

(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 13, 2007, the Company’s Board of Directors and Compensation Committee authorized a reduction of the exercise price of stock options and warrants granted to all employees and directors who held options or warrants with exercise prices greater than $0.24. The new exercise price for those options and warrants were fixed at $0.19 per share, which was the market price of the Company’s Common Stock at the time of the repricings. Options and warrants granted to employees and directors are intended to provide incentives to the employees and directors to work to achieve long-term success for the Company and to retain key personnel. The decline in the market price of the Company’s Common Stock over the past year frustrated the purpose of the options and warrants, and the Compensation Committee deemed it in the best interest of the Company to reduce the exercise price to the market price at the time of the repricing. The vesting period and the expiry dates of the repriced options and warrants remained unchanged, except as noted below.

Included in the repriced stock options and warrants were options and warrants held by certain officers and directors of the Company. The Compensation Committee approved repricing 2,400,000 warrants granted to David M. Shworan, Chief Executive Officer of QuoteMedia, Ltd., and Director of Quotemedia, Inc. The original warrants had an exercise price of $0.465 and were fully vested. The new repriced warrants granted to Mr. Shworan vest in equal monthly installments over a two year period beginning September 13, 2007.

The Compensation Committee also approved repricing a total of 100,000 options granted to Keith J. Randall, Chief Financial Officer and Secretary. The original options had exercise prices ranging from $0.27 to $0.39 and were partially vested. The vesting period for the new repriced options granted to Mr. Randall remains unchanged.

The Board of Directors approved repricing warrants totaling 802,803 granted to Robert J. Thompson, Chairman of the Board. The original warrants had exercise prices ranging from $0.25 to $0.40 and were fully vested. The new repriced warrants granted to Mr. Thompson vest in equal monthly installments over a two year period beginning September 13, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 18, 2007	Quotemedia, Inc.

	By:	/s/ Keith Randall
Name: Keith Randall
Title: Chief Financial Officer and Secretary